Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179632 on Form S-3 and Registration Statement Nos. 333-182982, 333-129772 and 333-33616 on Form S-8 of our reports dated February 22, 2013, relating to the consolidated financial statements and financial statement schedules of Loews Corporation (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for costs associated with acquiring or renewing insurance contracts in 2012), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, NY
February 22, 2013